Exhibit 99.1

Dexcom Appoints Rick Osterloh to Board of Directors

SAN DIEGO - (BUSINESS WIRE- February 26, 2026) - DexCom, Inc. (NASDAQ:DXCM), the global leader in glucose biosensing, today announced the appointment of Rick Osterloh to its Board of Directors, effective February 26, 2026.

Mr. Osterloh is a highly accomplished technology executive with more than 20 years of leadership experience across consumer hardware, platform strategy and large-scale product operations. He currently serves as Senior Vice President, Platforms & Devices at Google, where he leads a unified group spanning the company’s portfolio of advanced consumer technologies. This includes Android, Google Play, Chrome, and Google’s Devices and Services Portfolio—Pixel phones, Google Nest smart home devices, and Fitbit wearables. Under his leadership, Google has integrated its portfolio to align and accelerate the company’s advanced product capabilities across hardware, software and artificial intelligence. Mr. Osterloh brings to the Dexcom Board expertise in innovation oversight, strategic transactions and long-term strategic planning.

“Rick is highly respected as one of the most influential technology product leaders of our time,” said Jake Leach, president and CEO at Dexcom. “His insight into creating impactful, scalable products that integrate the latest innovative technologies aligns closely to Dexcom’s vision for long-term product development. We look forward to benefiting from Rick’s expertise as we advance our mission to improve the metabolic health for millions of people around the world.”

“I am honored to join the Dexcom Board at such an important moment for the company and for the future of metabolic health,” said Osterloh. “Dexcom’s leadership in biosensing aligns closely with my own passion for building and advancing technologies that address clear needs and improve people’s lives. I look forward to partnering with the Board and executive team to execute on the company’s compelling mission.”

About Rick Osterloh
Mr. Rick Osterloh serves as Senior Vice President, Platform & Devices at Google, leading a unified group spanning Android, Google Play, Chrome, and Google’s Devices & Services Portfolio (Pixel, Nest, Fitbit), a position he has held since 2016. Prior to this, Mr. Osterloh held additional senior leadership roles across consumer technologies. He served as President of Motorola Mobility from 2014-2016, and Senior Vice President, Product Management & GM Premium Products, Motorola Mobility from 2012-2014, overseeing global product strategy and operations during Motorola’s transition under Google and subsequently Lenovo. Prior to this, Mr. Osterloh served as Vice President, Product & Design at Skype from 2010-2012 and held earlier roles at Motorola, Amazon, Kleiner Perkins Caulfield & Byers and Deloitte.

Mr. Osterloh received bachelor’s and master’s degrees in Industrial Engineering from Stanford University. He also obtained an MBA from Stanford Graduate School of Business.

About DexCom, Inc.
Dexcom empowers people to take control of health through innovative biosensing technology. Founded in 1999, Dexcom has pioneered and set the standard in glucose biosensing for more than 25 years. Its technology has transformed how people manage diabetes and track their glucose, helping them feel more in control and live more confidently.

Dexcom. Discover what you’re made of. For more information, visit www.dexcom.com.

Category: IR

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